Exhibit 10-F-6

DIRECTOR COMPENSATION

Standard Compensation Arrangements – Fees and Deferred Compensation Plan

BACKGROUND

On July 13, 2006, as the Company accelerated its restructuring efforts, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by one-half.  Accordingly, fees payable to non-employee directors before and after this voluntary reduction were as follows:

Prior to July 13, 2006:

•	$200,000 per annum, with $120,000 (60%) of the fee deferred in common stock units
•	$5,000 Committee chair fee
•	$10,000 Presiding director fee

Effective July 13, 2006 and through December 31, 2008:

•	$100,000 per annum, with $60,000 (60%) of fee deferred in common stock units
•	$2,500 Committee chair fee
•	$5,000 Presiding director fee

At the beginning of 2009, with the entire automotive industry experiencing one of the deepest recessions in recent history, with the Company's domestic competitors on the verge of bankruptcy and with additional significant restructuring actions facing the Company, the Board of Directors voluntarily agreed to forego the cash portion of annual fees.  Consequently, for 2009, no cash payments were made to non-employee directors; $60,000 (60% of the annual fees) continued to be credited to the directors’ accounts under the Deferred Compensation Plan for Non-Employee Directors (see below).

2010 DIRECTOR COMPENSATION

We have made significant progress on our "One Ford" plan during 2009, and announced that we plan to be profitable in 2010 on a pre-tax basis (excluding special items) for North America, our total Automotive sector and for the total Company, with positive Automotive operating-related cash flow, based on our 2010 planning assumptions.

In light of this significant progress, and following an analysis of director compensation being paid by peer group companies, including the payment of director compensation at General Motors following its bankruptcy, the Board of Directors of Ford has determined that it is appropriate that compensation to be paid to non-employee directors of the Company return to the competitive levels in effect prior to the 2006 voluntary reduction.  Accordingly, effective as of January 1, 2010, the Board of Directors has agreed that the following compensation will be paid to non-employee directors of the Company:

•	$200,000 per annum, with $120,000 (60%) of the fee deferred in common stock units
•	$5,000 Committee chair fee
•	$10,000 Presiding director fee

The Board of Directors also considered that restoring compensation to competitive levels will permit the Company to attract new directors in an environment where it is increasingly difficult to attract qualified directors.

Moreover, the Board of Directors continues to believe that it is appropriate for a significant portion of non-employee director compensation be tied to shareholders' interests and, therefore, has required that 60% ($120,000) of a director’s annual Board membership fee be deferred in common stock units under the Deferred Compensation Plan for Non-Employee Directors.  Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units.  Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash.  These common stock units generate Dividend Equivalents in the form of additional common stock units (if dividends are paid on common stock), which are credited to the directors’ accounts on the date common stock cash dividends are paid.  Any fees deferred in cash are held in the general funds of the Company.  Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%.  In general, deferred amounts are not paid until after the director retires from the Board.  The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.